FOR IMMEDIATE RELEASE


NATIONSBANK REPORTED 1997 NET INCOME OF $3.1 BILLION, AN
INCREASE OF 30 PERCENT

CHARLOTTE, NC, January 12, 1998 -- NationsBank increased net income in 1997 by 30 percent to $3.08 billion, or $4.27 per common share, due to growth in revenue, core expense management and the benefit from recent acquisitions.

"Our associates are to be commended for achieving record earnings while continuing to integrate some very important acquisitions," said Hugh L. McColl Jr., chief executive officer.

"The integration of Boatmen's and Montgomery Securities has added new dimensions to our company's market power and ability to compete in the financial sector," McColl added. "Combined with last week's merger with Barnett, we enter 1998 with added momentum and focus on serving the needs of our customers."

Net income for 1997 of $3.08 billion, or $4.27 per common share, compared to net income of $2.38 billion, or $4.00 per common share, in 1996. Excluding a merger-related charge in the first quarter of 1996, operating net income and earnings per common share for 1996 were $2.45 billion and $4.13, respectively.

Results in 1997 included the benefit of several acquisitions completed in 1996 and 1997, primarily the acquisition of Boatmen's Bancshares, Inc. on January 7, 1997, and Montgomery Securities Inc. on October 1, 1997.

Earnings Highlights (1997 compared to 1996)
-------------------

o Cash basis earnings (net income excluding amortization of intangibles) were $4.89 per common share, up 16 percent from $4.21 per share.

o Return on average tangible common shareholders' equity increased 850 basis points to 30.6 percent, from 22.1 percent.

o Noninterest income increased 37 percent to $5.00 billion driven by increases in nearly all major categories.

o The cash basis efficiency ratio improved to 53.8 percent from 55.0 percent, reflecting successful integration efforts and expense containment.

o Shareholders' equity at year-end was $21.34 billion, or 8.07 percent of year-end assets, compared to 7.38 percent at year-end 1996.

Fourth-Quarter Earnings
-----------------------
In the fourth quarter of 1997, NationsBank earned $818 million, an increase of 29 percent over the $632 million earned in the fourth quarter of 1996. Earnings per common share rose 6 percent to $1.15, from $1.09 in the year-ago quarter. Return on average common shareholders' equity was 15.9 percent, down from 19.1 percent in the year-ago quarter due primarily to the equity issued in the Boatmen's acquisition.

Cash basis earnings increased 40 percent in the quarter to $936 million, or $1.31 per common share. This compared to $669 million, or $1.16 per common share, in the fourth quarter of 1996. The return on average tangible common shareholders' equity rose to 33.9 percent, from 23.8 percent in the year-ago quarter.

Taxable-equivalent net interest income increased 25 percent in the quarter to $2.02 billion compared to the fourth quarter of 1996. The growth was achieved through an increase in average managed loans and leases, as well as higher levels of securities.

Noninterest income rose 57 percent in the quarter to $1.50 billion from $958 million in the fourth quarter of 1996 and represented 43 percent of total revenues. The growth was attributable to higher levels of income from several areas including investment banking, deposit accounts and brokerage.

The cash basis efficiency ratio improved to 55.0 percent in the quarter, compared to 55.6 percent in the fourth quarter of 1996. Including the amortization of intangibles, the efficiency ratio was 58.3 percent in the fourth quarter of 1997 compared to 57.1 percent in the fourth quarter of 1996.

Full-Year Earnings
------------------
NationsBank earned $3.08 billion in 1997, an increase of 30 percent over the $2.38 billion earned in 1996. Earnings per common share for the year rose 7 percent to $4.27, from $4.00 in 1996.

Cash basis earnings increased 41 percent to $3.52 billion in 1997, or $4.89 per common share. This compared to $2.50 billion, or $4.21 per share, in 1996. The return on average tangible common shareholders' equity rose to 30.6 percent in 1997, from 22.1 percent in 1996.

Taxable-equivalent net interest income increased 25 percent to $8.01 billion in 1997, compared to $6.42 billion in 1996. The growth was achieved through an increase in average loans and leases and a 17 basis point expansion in the net interest yield. The improvement in the net interest yield to 3.79 percent from
3.62 percent was primarily the result of the improved contribution of the securities portfolios and deposit expense management efforts.

Noninterest income rose 37 percent to $5.00 billion in the 1997 from $3.65 billion in 1996. As reflected in the quarter comparisons, this growth was attributable to higher levels of income from virtually all areas, including deposit accounts, investment banking, asset management and brokerage income.

The cash basis efficiency ratio in 1997 improved to 53.8 percent from 55.0 percent in 1996. Including the amortization of intangibles, the efficiency ratio was 57.2 percent in 1997 compared to 56.3 percent in 1996.

Credit Quality
--------------
Total nonperforming assets were $1.14 billion on December 31, 1997, or .79 percent of net loans, leases and factored receivables and foreclosed properties, down from .85 percent of net levels on December 31, 1996. The allowance for credit losses totaled $2.78 billion at year-end, equaling 276 percent of nonperforming loans, compared to $2.32 billion, or 260 percent, one year earlier. In 1997, provision for credit losses was $800 million. Net charge-offs for the year were $798 million, or .54 percent of average net loans, leases and factored receivables, compared to .48 percent in 1996.

Capital Strength
----------------
Total shareholders' equity was $21.34 billion on December 31, 1997. This represented 8.07 percent of period-end assets, compared to 7.38 percent at year-end 1996. Book value per common share rose 26 percent to $29.87 at December 31, 1997, from year-end 1996.

NationsBank Corporation, headquartered in Charlotte, N.C., is a bank holding company that provides financial products and services nationally and internationally to individuals, businesses, corporations, institutional investors and government agencies. NationsBank has primary retail and commercial banking operations in 16 states and the District of Columbia. With the completed acquisition of Barnett Banks on January 9, 1998, NationsBank had total assets of approximately $310 billion.

NATIONSBANK CORPORATION FINANCIAL HIGHLIGHTS


                                       THREE MONTHS       TWELVE MONTHS
                                      ENDED DECEMBER 31  ENDED DECEMBER 31
                                       1997      1996     1997     1996(1)
                                       ----      ----     ----     -------
    FINANCIAL SUMMARY
    (In millions except per-share data)

    Net income                         $818      $632   $3,077     $2,375
     Earnings per common share         1.15      1.09     4.27       4.00
     Diluted earnings per
      common share                     1.12      1.07     4.17       3.92
    Cash basis earnings (2)             936       669    3,518      2,503
     Cash basis earnings per
      common share                     1.31      1.16     4.89       4.21
     Cash basis diluted earnings
      per common share                 1.28      1.14     4.76       4.13
    Average common shares issued    711.400   574.345  717.450    590.216
    Average diluted common
     shares issued                  729.503   589.182  737.791    603.530
    Price per share of common
     stock at period end           $60.8125  $48.8750 $60.8125   $48.8750
    Common dividends paid               271       189      985        707
    Common dividends paid per share     .38       .33     1.37       1.20
    Preferred dividends paid              2         4       11         15

    EARNINGS SUMMARY
    (Taxable-equivalent in millions)

    Net interest income              $2,018    $1,612   $8,014     $6,423
    Provision for credit losses        (230)    (150)    (800)       (605)
    Gains on sales of securities         62        33      153         67
    Noninterest income                1,500       958    5,002      3,646
    Foreclosed properties expense        (3)      (7)     (10)        (20)
    Noninterest expense              (2,051)  (1,466)  (7,447)     (5,783)

    Income before income taxes         1,296      980    4,912      3,728
    Income taxes - including
     FTE adjustment*                     478      348    1,835      1,353
    Net income                          $818     $632   $3,077     $2,375

    *FTE adjustment                      $30      $22     $116        $94

    AVERAGE BALANCE SHEET SUMMARY
    (In billions)

    Loans and leases, net          $139.737  $120.892  $145.251  $122.268
    Managed loans and
     leases, net (3)                150.673   144.002   147.970   142.700
    Securities held for investment    1.231     2.585     1.554     3.442
    Securities available for sale    39.059    11.540    26.364    17.295
    Total securities                 40.290    14.125    27.918    20.737
    Earning assets                  218.289   171.249   211.226   177.400

    Total assets                    253.342   194.321   244.504   200.885
    Noninterest-bearing deposits     32.740    23.971    31.577    23.990
    Interest-bearing deposits        99.654    81.794   102.084    83.595
    Total deposits                  132.394   105.765   133.661   107.585
    Shareholders' equity             20.366    13.224    20.187    13.263
    Common shareholders' equity      20.311    13.108    20.088    13.149

    OTHER FINANCIAL DATA

    Net interest yield                    3.68%     3.75%    3.79%      3.62%
    Return on average assets              1.28      1.29     1.26       1.18
    Return on average
     tangible assets                      1.52      1.38     1.49       1.26
    Return on average common
     shareholders' equity                15.93     19.06    15.26      17.95
    Return on average tangible
     common shareholders' equity         33.86     23.81    30.59      22.12
    Total equity to assets ratio
     (period-end)                         8.07      7.38     8.07       7.38
    Gross charge-offs (in millions)       $313      $208   $1,106       $836
    Net charge-offs (in millions)          231       151      798        598
     % of average loans, leases and
     factored accounts receivable, net     .65%      .49%     .54%       .48%
    Managed credit card net charge-offs
     as a % of average managed credit
     card receivables                     6.88%     5.23%    6.49%      4.54%
    Efficiency ratio                     58.31     57.11    57.22      56.26
    Cash basis efficiency ratio          54.96     55.63    53.84      54.99

    (1) 1996 results included a merger-related charge of $118 million($77 million, net of tax, or $.13 per common share).
    (2) Cash basis earnings equal net income excluding amortization of intangibles.
    (3) Prior periods are restated for comparison (e.g. acquisitions and securitizations).
                                                      DECEMBER 31
                                                   1997      1996
    BALANCE SHEET SUMMARY
    (In billions)

    Loans and leases, net                        $142.718   $121.583
    Securities held for investment                  1.156      2.110
    Securities available for sale                  46.047     12.277
    Total securities                               47.203     14.387
    Earning assets                                228.927    164.676
    Factored accounts receivable                    1.074      1.047
    Mortgage servicing rights                       1.282       .946
    Goodwill, core deposit and
     other intangibles                              9.380      2.030
    Total assets                                  264.562    185.794

    Noninterest-bearing deposits                   34.674     25.738
    Interest-bearing deposits                     103.520     80.760

    Total deposits                                138.194    106.498
    Shareholders' equity                           21.337     13.709
    Common shareholders' equity                    21.274     13.586
     Per share (not in billions)                    29.87      23.69

    Risk-based capital
     Tier 1 capital                                $13.593   $12.384
     Tier 1 capital ratio                             6.50%     7.76%
     Total capital                                 $22.787   $20.208
     Total capital ratio                            10.89%     12.66%

    Leverage ratio                                    5.57%     7.09%
    Common shares issued (in millions)             712.188   573.492

    Allowance for credit losses                     $2.782    $2.315
    Allowance for credit losses
     as a % of net loans, leases
     and factored accounts receivable                 1.94%     1.89%
    Allowance for credit losses
     as a % of nonperforming loans                  273.34    260.02
    Nonperforming loans                             $1.018     $.890
    Nonperforming assets                             1.135     1.043
    Nonperforming assets as a % of:
     Total assets                                      .43%      .56%
     Net loans, leases, factored accounts
      receivable foreclosed properties                 .79%      .85%

    OTHER DATA

    Full-time equivalent headcount                  80,360    62,971
    Banking centers                                  2,594     1,979
    ATMs                                             6,079     3,948

    BUSINESS UNIT RESULTS - Three months ended December 31, 1997 (In millions)

                         General Bank   Global Finance  Financial Services
                         ------------   --------------  ------------------
    Total revenue         $2,360  67%      $937  27%        $196   6%
    Net income               475  58%       245  30%          48   6%
    Return on average
     tangible equity          30%            23%              17%
    Average loans and
     leases, net         $90,654  65%   $40,928  29%      $8,868   6%